Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of HPS Corporate Lending Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedule of investments, of HPS Corporate Lending Fund and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, of changes in net assets and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes, and in our report dated March 21, 2024, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the Senior Securities table of HPS Corporate Lending Fund and its subsidiaries for each of the two years in the period ended December 31, 2023, appearing on page 122 in of this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP

New York, New York

April 22, 2024

We have served as the Company’s auditor since 2021.